UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

November 14, 2016
Date of Report (Date of earliest event reported)

NATURAL HEALTH TRENDS CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-36849	59-2705336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

609 Deep Valley Drive, Suite 395, Rolling Hills Estates, California 90274
(Address of principal executive offices, including zip code)

(310) 541-0888
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation Committee of Natural Health Trends Corp. adopted the First Amendment to the Natural Health Trends Corp. 2014 Long-Term Incentive Plan (“Plan”) on November 14, 2016, to be effective as of January 1, 2016 (the “Amendment”). Pursuant to the terms of the Amendment, awards of common stock or other common stock rights shall be made in a single distribution in February of the calendar year immediately following the conclusion of the performance period to which the award relates, subject to the terms, including vesting, of the applicable stock plan and award agreement under which the award is made. The Amendment was effected to conform to the Company’s historical practices and ease the administrative burdens associated with making monthly stock distributions. The terms of the Plan providing for seventy monthly cash award distributions were not changed. The Amendment did not require any changes to the terms of the 2015 stock award valued at $1,035,000 earned by Chris T. Sharng, or the stock award valued at $300,000 earned by Timothy S. Davidson, which stock awards were made consistent with the terms of the Amendment and provide for quarterly vesting over the three-year period following the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2016

NATURAL HEALTH TRENDS CORP.

By:	/s/ Timothy S. Davidson
Timothy S. Davidson
Senior Vice President and Chief Financial Officer